SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 12, 2001

CALICO COMMERCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27431	77-0373344
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer) Identification No.)

333 West San Carlos Street, Suite 300
San Jose, California 95110
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 975-7400

Item 3. Bankruptcy or Receivership

     On December 14, 2001, Registrant filed a voluntary petition for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Northern District of California, San Jose Division. The case has been assigned to the Honorable Marilyn Morgan and will be administered under case number 01-56101-MSJ. The filing is intended to allow Registrant to remain in possession of its assets and properties, and Registrant’s existing directors and officers will continue to oversee operation of Registrant’s business as a debtor-in-possession, subject to supervision and orders of the Bankruptcy Court of matters outside the ordinary course of business. The Company intends to proceed with a structured sale of substantially all of its businesses and assets.

     A copy of Registrant’s press release dated December 12, 2001 announcing the bankruptcy filing and the proposed sale of assets to PeopleSoft is attached as Exhibit 99.1 hereto and is hereby incorporated by reference.

Item 5. Other Events.

     On December 12, 2001, Registrant entered into an Asset Purchase Agreement with PeopleSoft, Inc., the leading provider of collaborative enterprise software, whereby PeopleSoft intends to acquire the intellectual property and certain assets of Registrant for approximately $5,000,000 in cash. Those assets primarily consist of Registrant’s software products and the intellectual property rights related thereto. The sale is subject to the approval of the Bankruptcy Court referenced in Item 3 above.

     A copy of Registrant’s press release dated December 12, 2001 announcing the bankruptcy filing and the proposed sale of assets to PeopleSoft is attached as Exhibit 99.1 hereto and is hereby incorporated by reference.

Item 7. Financial Statements and Exhibits.

     (c)  Exhibits.

     The following exhibit is filed herewith:

     99.1      Press Release dated December 12, 2001.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 20, 2001	CALICO COMMERCE, INC. /s/ James B. Weil James B. Weil President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated December 12, 2001.